File No. 070-09517

              As filed with the Securities and Exchange Commission
                                on June 22, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        FORM U-1 APPLICATION-DECLARATION
               ---------------------------------------------------
                                 AMENDMENT NO. 1
                                       TO
                             APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
               ---------------------------------------------------

     Dominion Resources, Inc.                  Consolidated Natural Gas
     120 Tredegar Street                         Company
     Richmond, VA 23219                        CNG Tower, 625 Liberty Avenue
                                               Pittsburgh, PA 15222

                   (Name of company filing this statement and
                     address of principal executive offices)
               ---------------------------------------------------

     Dominion Resources, Inc.                  Consolidated Natural Gas
                                                 Company

                     (Name of top registered holding company
                     parent of each applicant or declarant)
               ---------------------------------------------------

     James F. Stutts                           Stephen E.  Williams
     Vice President and                        Senior Vice President and
       General Counsel                           General Counsel
     Dominion Resources, Inc.                  Consolidated Natural Gas
     120 Tredegar Street                         Company
     Richmond, VA 23219                        CNG Tower, 625 Liberty Avenue
                                               Pittsburgh, PA 15222

                     (Name and address of agent for service)
               ---------------------------------------------------

                 The Commission is also requested to send copies
            of any communication in connection with this matter to:

                            Norbert F. Chandler, Esq.
                     General Attorney & Assistant Secretary
                        Consolidated Natural Gas Company
                          CNG Tower, 625 Liberty Street
                              Pittsburgh, PA 15222

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

                             APPLICATION-DECLARATION
                                      UNDER
                    SECTIONS 6(a), 7, 9(a), 10, 11(b) and 13
                                       AND
                           RULES 42, 80-92, 93 and 94
                                       OF
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                                 FOR APPROVAL OF
                             ISSUANCE OF SECURITIES,
                      RETENTION OF NON-UTILITY BUSINESSES,
                        ESTABLISHMENT OF SERVICE COMPANY
                                       AND
                                 RELATED MATTERS


     Dominion Resources, Inc. and Consolidated Natural Gas Company hereby amend and restate Item 6. Exhibits and Financial Statements to their Application in File No. 070-09517 as follows:

Item 6.   Exhibits and Financial Statements

    A-1 Application-Declaration on Form U-1 filed by DRI and CNG seeking authority for the Merger. (File No. 70-09477 and incorporated by reference herein)

    A-2 Joint Proxy/Registration Statement on Form S-4 of DRI and CNG. (File No. 333-75669 and incorporated by reference herein)

    B-1 DRI Registration Statement on Form S-3. (File No. 333-35501 and incorporated by reference herein)

    B-2   DRI Credit Agreement. (Filed in paper format in Form SE)

    B-3   DRI Short-Term Credit Agreement. (Filed in paper format in Form SE)

    B-4.1 DRI Indenture.  (Filed as exhibit 4.1 to Form S-4  Registration,  File
          No. 333- 50653, April 21, 1998 and to be incorporated by reference herein.)

    B-4.2 First  Supplemental  Indenture.  (Filed  as  exhibit  4.1 to Form  S-4
          Registration,   File  No.   333-50653,   April  21,  1998  and  to  be
          incorporated by reference herein.)

    B-5   ELLF.  (Filed in paper format in Form SE)

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    B-6   Promissory Note due 2008. (Filed in paper format in Form SE)

    B-7 Guarantee Agreement dated as of October 30, 1998 in favor of Bayerische Landesbank Girozentrale. (Filed in paper format in Form SE)

    C-1 Intercompany Credit Agreement dated as of August 31, 1987 with DEI. (Filed in paper format in Form SE)

    C-2 Liquidity Support Agreement dated as of February 27, 1998 made by DRI in favor of Commonwealth Edison Company. (Filed in paper format in Form SE)

    C-3   Backstop Cash Management  Agreement dated as of April 28, 1998 between
          DRI,  Kincaid  Generation,   L.L.C.  and  LaSalle  National  Bank,  as
          collateral trustee. (Filed in paper format in Form SE)

    C-4 Backstop Equity Subscription Agreement dated as of April 28, 1998 between DRI, Kincaid Generation, L.L.C. and LaSalle National Bank, as collateral trustee. (Filed in paper format in Form SE)

    C-5 Support Agreement dated as of October 21, 1987 made in connection with the $143,900,000 Loan Agreement between Rumford Cogeneration Company and Bank of America National Trust and Savings Association. (Filed in paper format in Form SE)

    C-6 Support Agreement dated as of July 19, 1993 made in connection with the Loan Agreement and the Investment Agreement, each between Belize Electric Company Ltd. and Commonwealth Development Corporation and International Finance Corporation. (Filed in paper format in Form SE)

    C-7 Support Agreement dated as of February 8, 1996 made by DRI in favor of DEI in connection with the $400,000,000 Multi-Currency Credit Agreement between DEI, the lenders party thereto and ABN AMRO North America, Inc. as agent. (Filed in paper format in Form SE)

    C-8 Support Agreement dated as of April 9, 1998 made by DRI in favor of DEI in connection with the Extending Revolving Term Loan Agreement between Dominion Energy Canada, Ltd., the lenders party thereto and The Bank of Nova Scotia, as agent. (Filed in paper format in Form SE)

    D-1 Intercompany Credit Agreement dated as of December 20, 1985 with DCI. (Filed in paper format in Form SE)

    D-2 Guaranty Agreement dated as of May 13, 1996 by DRI in favor of DYNEX Capital, Inc. (formerly Resource Mortgage Capital, Inc.) (Filed in paper format in Form SE)

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

    D-3 Support Agreement dated as of February 5, 1999 made by DRI in favor of DCI (Filed in paper format in Form SE)

    D-4 Support Agreement dated as of May 20, 1997 made by DRI in favor of DCI. (Filed in paper format in Form SE)

    D-5 Support Agreement dated as of November 7, 1997, as amended, made by DRI in favor of DCI in connection with the Credit Agreement between DCI, the lenders party thereto and ABN AMRO Bank N.V., as agent. (Filed in paper format in Form SE)

    D-6 Support Agreement dated as of June 30, 1998, as amended, made by DRI in favor of DCI in connection with the Letter of Credit Reimbursement Agreement between DCI and Citibank, N.A. (Filed in paper format in Form SE)

    D-7 Support Agreement dated as of November 3, 1998, as amended, made by DRI in favor of DCI. (Filed in paper format in Form SE)

    E-1 Press Release issued by DRI re Virginia Power restructuring. (Filed in paper format in Form SE)

    E-2 DRI Exemption Statement on Form U-3A-2 for the fiscal year ended December 31, 1998. (File No. 69-278 and incorporated by reference herein)

    E-3 Organizational Chart of DRI Subsidiaries. (Filed in paper format in Form SE)

    F-1 CNG Annual Report on Form U5S for the fiscal year ended December 31, 1998. (File No. 30-203 and incorporated by reference herein)

    F-2   CNG Credit Agreement. (Filed in paper format in Form SE)

    G-1   Service Agreement. (To be filed by amendment)

    H-1.2 CNG Registration Statement on Form S-3. (File No. 333-25347 and incorporated by reference herein)

    H-1.2 Dominion Direct. (Filed as Registration Statement on Form S-3 File No.
          333- 46043, effective date February 11, 1998).

    H-2 DRI Incentive Compensation Plan. (Filed as Registration Statement on Form S- 8 333-25587, effective date April 22, 1997 and Filed as Registration Statement on Form S-8, File No. 333-78173, effective date May 10, 1999.)

    H-3 Virginia Power Hourly Employee Savings Plan. (Filed as Registration Statement Form S-8, File No. 333-09167, effective date July 30, 1996.)

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    H-4   Dominion Subsidiary Savings Plan. (Filed as Registration  Statement on
          Form S-8, File No. 33-62705, effective date September 15, 1995.)

    H-5.1 CNG  Long-Term  Incentive  Plan.  (Filed as  Exhibit  C to CNG's  1982
          Definitive Proxy Statement, File No. 1-3196 and incorporated by reference herein)

    H-5.2 Amendment  to CNG  Long-Term  Incentive  Plan.  (Filed as Exhibit A to
          CNG's  1985   Definitive   Proxy   Statement,   File  No.  1-3196  and
          incorporated by reference herein)

    H-5.3 Amendment to CNG Long Term Incentive Plan.  (Filed as Exhibit 10(0) to
          CNG's  1996  Annual   Report  on  Form  10-K,   File  No.  1-3196  and
          incorporated by reference herein)

    H-6 CNG 1991 Plan. (Filed as Exhibit A to CNG's 1991 Definitive Proxy Statement, File No. 1-3196 and incorporated by reference herein)

    H-7 CNG 1995 Plan. (Filed as Exhibit 10(M) to CNG's 1996 Annual Report on Form 10-K, File No. 1-3196 and incorporated by reference herein)

    H-8 CNG 1997 Plan. (Filed as Exhibit A to CNG's 1997 Definitive Proxy Statement, File No. 1-3196 and incorporated by reference herein)

    H-9 CNG Directors' Plan. (Filed as Exhibit A to CNG's 1994 Definitive Proxy Statement. File No. 1-3196 and incorporated by reference herein)

    I     Form of Notice.

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

                                    SIGNATURE

     Pursuant to the Public Utility Holding Company Act of 1935, each of the undersigned companies has caused this Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINION RESOURCES, INC.                        CONSOLIDATED NATURAL GAS COMPANY


By: /s/ James F. Stutts                         By: /s/ Stephen E. Williams
    ----------------------------                    ----------------------------
    Name:  James F. Stutts                          Name:  Stephen E. Williams
    Title: Vice President and                       Title: Senior Vice President
             General Counsel                                 and General Counsel

Date: June 22, 1999                             Date: June 22, 1999

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